Exhibit 99.1

Air Lease Corporation Announces First Quarter 2019 Results

Los Angeles, California, May 9, 2019 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three months ended March 31, 2019.

• Revenues:

◦  $466 million for the three months ended March 31, 2019, an increase of 22.3%

• Diluted earnings per share:

◦  $1.23 for the three months ended March 31, 2019, an increase of 23.0%

• Adjusted diluted earnings per share before income taxes:

◦  $1.67 for the three months ended March 31, 2019, an increase of 21.0%

• Margin:

◦  Pre-tax profit margin of 37.5% for the three months ended March 31, 2019

◦  Adjusted pre-tax profit margin of 40.3% for the three months ended March 31, 2019

• Return on common equity:

◦  Pre-tax return on common equity of 14.7% for the trailing twelve months ended March 31, 2019

◦  Adjusted pre-tax return on common equity of 15.9% for the trailing twelve months ended March 31, 2019

Highlights

• Took delivery of 11 aircraft from our order book during the quarter, representing approximately $1.0 billion in aircraft investments, ending the quarter with an operating portfolio net book value of $16.3 billion with a weighted average age of 3.8 years and a weighted average lease term remaining of 7.0 years.

• Sold six aircraft during the quarter for sales proceeds of $264 million.

• Placed 93% of our order book on long-term leases for aircraft delivering through 2020 and 72% through 2021.

• Ended the quarter with $25.3 billion in committed minimum future rental payments consisting of $12.2 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.1 billion in minimum future rental payments related to aircraft on order.

• On March 5, 2019, the Company issued and sold 10,000,000 shares of 6.150% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value, with a liquidation preference of $25.00 per share.

• In May 2019, completed an amendment to our Syndicated Unsecured Revolving Credit Facility, increasing the capacity to $5.8 billion as of May 5, 2019, representing an increase of 27% from December 31, 2018, and extending the final maturity to May 2023 with an interest rate of LIBOR plus 1.05% and a 0.20% facility fee.

• Declared a quarterly cash dividend of $0.13 per share on our outstanding Class A common stock on May 8, 2019. The dividend will be paid on July 11, 2019 to holders of record of our Class A common stock as of June 5, 2019.

“First quarter results were solid, with robust annual revenue growth of 22% and a pre-tax return on common equity of 14.7%.  Deliveries of our new aircraft totaled a sizable $1 billion, though were lower than expected given delays from both Airbus and Boeing during the period - manufacturer delays will likely persist, representing a temporary shift of revenue timing,” said John L. Plueger, Chief Executive Officer and President.

“Macroeconomic growth and air travel demand remain robust globally, supporting strong demand for commercial aircraft.  Our owned fleet grew by 20% compared to this time last year, and we have 93% of our deliveries pre-leased through 2020 - setting a strong foundation of contractual revenue expansion in the years ahead,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

The following table summarizes our operating results for the three months ended March 31, 2019 and 2018 (in thousands, except per share amounts and percentages):

	Three Months Ended March 31,
	2019	2018	$ change	% change
Revenues	$466,051	$381,209	$84,842	22.3%
Income before taxes	$174,944	$141,319	$33,625	23.8%
Net income	$138,094	$110,651	$27,443	24.8%
Adjusted net income before income taxes(1)	$187,658	$152,773	$34,885	22.8%
Diluted earnings per share	$1.23	$1.00	$0.23	23.0%
Adjusted diluted earnings per share before income taxes(1)	$1.67	$1.38	$0.29	21.0%

(1)    Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures adjusted net income before income taxes and adjusted diluted earnings per share before income taxes and a reconciliation to their most comparable GAAP financial measures.

Revenues increased $85 million or 22% to $466 million for the three months ended March 31, 2019, as compared to the three months ended March 31, 2018. This increase was principally driven by the continued growth of our fleet.

Income before taxes increased $34 million or 24% to $175 million for the three months ended March 31, 2019, as compared to the three months ended March 31, 2018.  Net income increased $27 million or 25% to $138 million representing $1.23 per diluted share for the three months ended March 31, 2019, as compared to the three months ended March 31, 2018. The increase in income before taxes and net income was principally driven by the continued growth of our fleet.

Flight Equipment Portfolio

Our owned fleet grew by 3.7% to a net book value of $16.3 billion as of March 31, 2019 compared to $15.7 billion as of December 31, 2018.  As of March 31, 2019, our fleet was comprised of 280 owned aircraft, with a weighted-average age and remaining lease term of 3.8 years and 7.0 years, respectively, and 65 managed aircraft.  We have a globally diversified customer base of 95 airlines in 55 countries.

During the quarter ended March 31, 2019, we took delivery of 11 aircraft from our order book and sold six aircraft ending the quarter with 280 owned aircraft in our operating lease portfolio.

The following table summarizes the key portfolio metrics of our fleet as of March 31, 2019 and December 31, 2018:

	March 31, 2019	December 31, 2018
Aggregate fleet net book value	$16.3 billion	$15.7 billion
Weighted-average fleet age(1)	3.8 years	3.8 years
Weighted-average remaining lease term(1)	7.0 years	6.8 years

Owned fleet	280	275
Managed fleet	65	61
Aircraft on order	361	372
Aircraft purchase options(2)	35	50
Total	741	758

Current fleet contracted rentals	$12.2 billion	$11.8 billion
Committed fleet rentals	$13.1 billion	$13.9 billion
Total committed rentals	$25.3 billion	$25.7 billion

(1)    Weighted-average fleet age and remaining lease term calculated based on net book value.

(2)    As of March 31, 2019, we had options to acquire up to five Airbus A350-1000 aircraft and 30 Boeing 737-8 MAX aircraft. As of December 31, 2018, we had options to acquire up to five Airbus A350-1000 aircraft and 45 Boeing 737-8 MAX aircraft.

The following table details the region concentration of our owned fleet:

	March 31, 2019	December 31, 2018
Region	% of Net Book Value	% of Net Book Value
Europe	29.2%	29.9%
Asia (excluding China)	24.0%	24.5%
China	17.1%	17.0%
The Middle East and Africa	12.1%	12.4%
Central America, South America and Mexico	6.8%	6.9%
Pacific, Australia and New Zealand	5.6%	4.5%
U.S. and Canada	5.2%	4.8%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	March 31, 2019		December 31, 2018
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.4%	1	0.4%
Airbus A320-200	33	11.7%	35	12.7%
Airbus A320-200neo	8	2.9%	6	2.2%
Airbus A321-200	34	12.0%	34	12.4%
Airbus A321-200neo	17	6.1%	14	5.1%
Airbus A330-200	14	5.0%	15	5.4%
Airbus A330-300	5	1.8%	5	1.8%
Airbus A330-900neo	1	0.4%	1	0.4%
Airbus A350-900	7	2.5%	6	2.2%
Boeing 737-700	4	1.4%	4	1.4%
Boeing 737-800	96	34.2%	98	35.6%
Boeing 737-8 MAX	15	5.4%	14	5.1%
Boeing 767-300ER	1	0.4%	1	0.4%
Boeing 777-200ER	1	0.4%	1	0.4%
Boeing 777-300ER	24	8.6%	24	8.7%
Boeing 787-9	18	6.4%	15	5.4%
Embraer E190	1	0.4%	1	0.4%
Total	280	100.0%	275	100.0%

(1) As of March 31, 2019 and December 31, 2018, we had three aircraft held for sale and six aircraft held for sale, respectively.

Debt Financing Activities

We ended the first quarter of 2019 with total debt financing, net of discounts and issuance costs, of $11.9 billion, resulting in a debt to equity ratio of 2.29:1.

Our debt financing was comprised of unsecured debt of $11.5 billion and such unsecured debt represented 96.1% of our debt portfolio as of March 31, 2019 as compared to 96.5% as of December 31, 2018.  Our fixed rate debt represented 82.7% of our debt portfolio as of March 31, 2019 as compared to 86.4% as of December 31, 2018.  Our composite cost of funds increased to 3.50% as of March 31, 2019 as compared to 3.46% as of December 31, 2018.

In the first quarter of 2019, we issued $700.0 million in aggregate principal amount of 4.250% Medium-Term Notes, Series A, due February 1, 2024.

Our debt financing was comprised of the following at March 31, 2019 and December 31, 2018 (dollars in thousands):

	March 31, 2019	December 31, 2018
Unsecured
Senior notes	$9,900,000	$10,043,445
Revolving credit facilities	827,000	602,000
Term financings	807,830	607,340
Total unsecured debt financing	11,534,830	11,252,785
Secured
Term financings	426,724	371,203
Export credit financing	36,601	38,265
Total secured debt financing	463,325	409,468

Total debt financing	11,998,155	11,662,253
Less: Debt discounts and issuance costs	(128,484)	(123,348)
Debt financing, net of discounts and issuance costs	$11,869,671	$11,538,905
Selected interest rates and ratios:
Composite interest rate(1)	3.50%	3.46%
Composite interest rate on fixed-rate debt(1)	3.47%	3.42%
Percentage of total debt at fixed-rate	82.72%	86.41%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call

In connection with this earnings release, Air Lease Corporation will host a conference call on May 9, 2019 at 4:30 PM Eastern Time to discuss the Company's financial results for the first quarter of 2019.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 4594618.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on May 9, 2019 until 7:30 PM ET on May 16, 2019. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 4594618.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC's website at www.airleasecorp.com.

Contact

Investors:
Mary Liz DePalma Assistant Vice President, Investor Relations Email: mdepalma@airleasecorp.com

Media:
Laura Woeste Manager, Media and Investor Relations Email: lwoeste@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

• our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

• our inability to obtain refinancing prior to the time our debt matures;

• our inability to make acquisitions of, or lease, aircraft on favorable terms;

• our inability to sell aircraft on favorable terms or to predict the timing of such sales;

• impaired financial condition and liquidity of our lessees;

• changes in overall demand for commercial aircraft leasing and aircraft management services;

• deterioration of economic conditions in the commercial aviation industry generally;

• potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto;

• increased maintenance, operating or other expenses or changes in the timing thereof;

• changes in the regulatory environment, including tariffs and other restrictions on trade;

• our inability to effectively oversee our managed fleet; and

• the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2018, and other SEC filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Cash and cash equivalents	$285,715	$300,127
Restricted cash	12,527	22,871
Flight equipment subject to operating leases	18,668,410	17,985,324
Less accumulated depreciation	(2,383,032)	(2,278,214)
	16,285,378	15,707,110
Deposits on flight equipment purchases	1,871,088	1,809,260
Other assets	724,227	642,440
Total assets	$19,178,935	$18,481,808
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$366,826	$382,132
Debt financing, net of discounts and issuance costs	11,869,671	11,538,905
Security deposits and maintenance reserves on flight equipment leases	971,397	990,578
Rentals received in advance	116,657	119,526
Deferred tax liability	680,567	643,767
Total liabilities	$14,005,118	$13,674,908
Shareholders’ Equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; 10,000,000 shares of 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (aggregate liquidation preference of $250,000) issued and outstanding at March 31, 2019 and no shares issued or outstanding at December 31, 2018	100	—
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,118,169 and 110,949,850 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1,111	1,110
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	2,717,405	2,474,238
Retained earnings	2,455,201	2,331,552
Total shareholders’ equity	$5,173,817	$4,806,900
Total liabilities and shareholders’ equity	$19,178,935	$18,481,808

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Revenues
Rental of flight equipment	$455,739	$377,862
Aircraft sales, trading and other	10,312	3,347
Total revenues	466,051	381,209

Expenses
Interest	89,220	68,943
Amortization of debt discounts and issuance costs	8,540	8,022
Interest expense	97,760	76,965

Depreciation of flight equipment	159,471	136,134
Selling, general and administrative	29,702	23,359
Stock-based compensation	4,174	3,432
Total expenses	291,107	239,890

Income before taxes	174,944	141,319
Income tax expense	(36,850)	(30,668)
Net income	$138,094	$110,651

Earnings per share of Class A and B common stock
Basic	$1.24	$1.07
Diluted	$1.23	$1.00
Weighted-average shares outstanding
Basic	111,018,279	103,747,920
Diluted	112,380,856	112,230,410

Other financial data
Pre-tax profit margin	37.5%	37.1%
Adjusted net income before income taxes(1)	$187,658	$152,773
Adjusted pre-tax profit margin(1)	40.3%	40.1%
Adjusted diluted earnings per share before income taxes(1)	$1.67	$1.38
Pre-tax return on common equity (trailing twelve months)	14.7%	16.1%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	15.9%	17.3%

(1)Adjusted net income before income taxes (defined as net income excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes plus assumed conversions divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance.  Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results.  Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs.  In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

The following tables show the reconciliation of net income to adjusted net income before income taxes and adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Reconciliation of net income to adjusted net income before income taxes and adjusted pre-tax profit margin:
Net income	$138,094	$110,651
Amortization of debt discounts and issuance costs	8,540	8,022
Stock-based compensation	4,174	3,432
Provision for income taxes	36,850	30,668
Adjusted net income before income taxes	$187,658	$152,773
Total revenues	$466,051	$381,209
Adjusted pre-tax profit margin(1)	40.3%	40.1%

(1)  Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

The following table shows the reconciliation of net income to adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Reconciliation of net income to adjusted diluted earnings per share before income taxes:
Net income	$138,094	$110,651
Amortization of debt discounts and issuance costs	8,540	8,022
Stock-based compensation	4,174	3,432
Provision for income taxes	36,850	30,668
Adjusted net income before income taxes	$187,658	$152,773
Assumed conversion of convertible senior notes	—	1,739
Adjusted net income before income taxes plus assumed conversions	$187,658	$154,512
Weighted-average diluted common shares outstanding	112,380,856	112,230,410
Adjusted diluted earnings per share before income taxes	$1.67	$1.38

The following table shows the reconciliation of net income to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended March 31,
	2019	2018
	(unaudited)
Reconciliation of net income to adjusted pre-tax return on common equity:
Net income	$538,278	$781,866
Amortization of debt discounts and issuance costs	33,224	28,484
Stock-based compensation	18,220	19,463
Insurance recovery on settlement	—	(950)
Provision for income taxes	135,485	(164,895)
Adjusted net income before income taxes	$725,207	$663,968

Common shareholders' equity as of the beginning of the period	$4,226,623	$3,459,232
Common shareholders' equity as of the end of the period	$4,923,817	$4,226,623
Average common shareholders' equity	$4,575,220	$3,842,928

Adjusted pre-tax return on common equity	15.9%	17.3%

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Operating Activities
Net income	$138,094	$110,651
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	159,471	136,134
Stock-based compensation	4,174	3,432
Deferred taxes	36,825	30,668
Amortization of debt discounts and issuance costs	8,540	8,022
Amortization of prepaid lease costs	7,180	7,020
Gain on aircraft sales, trading and other activity	(17,167)	(765)
Changes in operating assets and liabilities:
Other assets	(93,788)	(25,605)
Accrued interest and other payables	20,789	(24,913)
Rentals received in advance	(2,869)	2,023
Net cash provided by operating activities	261,249	246,667
Investing Activities
Acquisition of flight equipment under operating lease	(725,300)	(362,519)
Payments for deposits on flight equipment purchases	(305,284)	(63,751)
Proceeds from aircraft sales, trading and other activity	247,264	—
Acquisition of aircraft furnishings, equipment and other assets	(111,162)	(54,970)
Net cash used in investing activities	(894,482)	(481,240)
Financing Activities
Issuance of common stock upon exercise of options	440	2,628
Cash dividends paid	(14,421)	(10,359)
Tax withholdings on stock-based compensation	(3,587)	(7,141)
Net change in unsecured revolving facility	225,000	(510,000)
Proceeds from debt financings	995,779	1,230,765
Payments in reduction of debt financings	(896,098)	(537,444)
Net proceeds from preferred stock issuance	242,241	—
Debt issuance costs	(2,455)	(2,623)
Security deposits and maintenance reserve receipts	73,145	48,754
Security deposits and maintenance reserve disbursements	(11,567)	(16,665)
Net cash provided by financing activities	608,477	197,915
Net decrease in cash	(24,756)	(36,658)
Cash, cash equivalents and restricted cash at beginning of period	322,998	308,282
Cash, cash equivalents and restricted cash at end of period	$298,242	$271,624
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $16,226 and $12,816 at March 31, 2019 and 2018, respectively	$137,481	$95,466
Cash paid for income taxes	$25	$70
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$298,962	$79,677
Cash dividends declared, not yet paid	$14,445	$10,397